EXHIBIT 11.2


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Twenty-four Weeks Ended July 25, 1998 and July 19, 1997

                                          Twenty-four Weeks Ended
                                          ----------------------
                                           July 25,    July 19,
                                             1998        1997
                                          ---------    ---------
Diluted:
  Net earnings (loss) applicable to common
    shares                                $    881     $ (1,027)
                                          =========    =========
Shares:
  Weighted average number of
    common shares outstanding               17,588       17,309
  Shares issuable under employee
    stock plans - weighted average              34          --*
  Dilutive effect of exercise of
    certain stock options                      278          --*
  Less: Treasury stock-weighted average     (7,623)      (5,565)
                                          ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding    10,277       11,744
                                          =========    =========
Net earnings (loss) per common and
    common equivalent shares              $   0.09     $  (0.09)
                                          =========    =========

* The dilutive effect of 31,057 stock options as well as 103,325 shares issuable under Employee Stock Plans was not considered as the effect is antidilutive.





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